FIRST AMENDMENT TO ADDENDUM TO CUSTODY AGREEMENT

WHEREAS, Advisers Investment Trust (“Trust”), on behalf of the AIT Global Emerging Markets Opportunity Fund, whose registered office is located at 4041 N. High Street, Suite 402, Columbus, OH (the “Client”) and The Northern Trust Company, a company established under the banking laws of the State of Illinois in the United States of America whose principal place of business is at 50 S. LaSalle Street, Chicago IL 60603 (the “Custodian”) entered into a Custody Agreement as of March 12, 2013 (the “Agreement”); and

WHEREAS, the Trust and the Custodian added an Addendum to the Agreement solely with respect to the custody of Securities held by the Custodian on behalf of the Client in Taiwan executed on December 16, 2013; and

WHEREAS, the Trust and the Custodian wish to amend the Addendum to the Agreement to change the name of the Client.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Trust and the Custodian agree to amend the Addendum to the Agreement as follows:

AMENDMENT

1.	The name of the Client in the first paragraph of the Addendum to the Agreement shall hereby be changed from “AIT Global Emerging Markets Opportunity Fund” to “Vontobel Global Emerging Markets Equity Institutional Fund.”

2.	Miscellaneous

a.	In all other respects, the Addendum to the Agreement shall remain unchanged.

b.	Capitalized terms used in this First Amendment, but not defined herein, will have the meaning ascribed to them in the Agreement or the Addendum to the Agreement, as applicable.

c.	This First Amendment to the Addendum to the Agreement shall be effective as of January 1, 2015.

SIGNED for and on behalf of:

Advisers Investment Trust

By:	/s/ Dina Tantra
Title:	President

SIGNED for and on behalf of:

The Northern Trust Company

By:	/s/ Michelle Roblee
Title:	Senior Vice President